As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVALARA, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1995935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 South King Street, Suite 1800

Seattle, Washington 98104

(Address of principal executive offices, including zip code)

AVALARA, INC. 2018 EQUITY INCENTIVE PLAN

AVALARA, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

(Full title of the plans)

Alesia L. Pinney

Executive Vice President,

General Counsel, and Secretary

255 South King Street, Suite 1800

Seattle, Washington 98104

(206) 826-4900

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alesia L. Pinney Executive Vice President, General Counsel, and Secretary Avalara, Inc. 255 South King Street, Suite 1800 Seattle, Washington 98104 (206) 826-4900	David F. McShea Andrew B. Moore Allison C. Handy Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101-3099 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share
Avalara, Inc. 2018 Equity Incentive Plan	3,338,429(3)	$50.67	$ 169,158,198	$ 20,502
Avalara, Inc. 2018 Employee Stock Purchase Plan	667,686(3)	$50.67	$ 33,831,650	$ 4,100
TOTAL	4,006,115		$ 202,989,848	$ 24,602

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) also covers any additional shares of common stock of Avalara, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan, as amended and restated (the “2018 ESPP”), as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $50.67, based on the average of the high sales price ($51.60) and the low sales price ($49.74) for the Registrant’s common stock as reported by the New York Stock Exchange on February 25, 2019.

(3)	The shares are being registered pursuant to the automatic annual share increase under the 2018 Plan and the 2018 ESPP, as applicable, that became effective on January 1, 2019.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

Avalara, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) (except for Current Reports on Form 8-K or portions thereof furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission):

(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019, which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b)    The Registrant’s Current Reports on Form 8-K filed on January 9, 2019 and January 31, 2019 and Form 8-K/A filed on January 28, 2019; and

(c)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38525) filed on June 11, 2018, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 510 of Chapter 23B.08 of the Washington Business Corporation Act provides, in general, that a corporation may indemnify an individual who was, is, or is threatened to be made a named defendant or respondent to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (for purposes of this Item 6, a “proceeding”) because the individual is or was a director against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding incurred in the proceeding if the individual acted in good faith and the individual believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the corporation’s best interests, and, in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may not indemnify a director under Section 510 of Chapter 23B.08 of the Washington Business Corporation Act in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 520 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was, is, or is threatened to be made a named defendant or respondent to a proceeding to which the director was party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 540 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless a corporation’s articles of incorporation provide otherwise, a director of a corporation who is party to a proceeding may apply for indemnification or advancement of expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Section 570 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless a corporation’s articles of incorporation provide otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 520 of Chapter 23B.08 of the Washington Business Corporation Act, and is entitled to apply for court-ordered indemnification under Section 540 of Chapter 23B.08 of the Washington Business Corporation Act, in each case to the same extent as a director.

The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) and its Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by the Washington Business Corporation Act, including instances in which indemnification is otherwise discretionary under the law. The Bylaws provide that the Registrant will indemnify its directors and officers against liability incurred as a result of their performance of services requested by the Registrant, and will advance to them reasonable expenses toward the defense of any such proceeding brought against them, except in any case in which liability results from:

•	acts or omissions adjudged to have involved intentional misconduct, a knowing violation of law, or an unlawful distribution; or

•	any transaction in which the director or officer is adjudged to have personally received a benefit in money, property, or services to which he or she is not legally entitled.

The Articles limit the directors’ liability to the Registrant and its shareholders for monetary damages incurred in their capacity as a director to liability resulting from the same acts or omissions or transactions described above.

The Bylaws provide that the Registrant may purchase and maintain liability insurance on behalf of its directors, officers, employees, and agents. The Registrant currently maintains a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions.

In addition to the indemnification required by the Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its current directors and officers, and certain of its employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the common stock being registered

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Avalara, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-224850) filed with the Commission on May 11, 2018)

99.2*	Avalara, Inc. 2018 Employee Stock Purchase Plan, as amended and restated effective August 8, 2018 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38525) filed with the Commission on August 10, 2018)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 28, 2019.

AVALARA, INC.

By:	/s/ Scott M. McFarlane
Name:	Scott M. McFarlane
Title:	Chairman, Chief Executive Officer, and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott M. McFarlane, William D. Ingram, and Alesia L. Pinney, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any amendments (including any post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on February 28, 2019.

Signature	Title

/s/ Scott M. McFarlane Scott M. McFarlane	Chairman, Chief Executive Officer, and President (Principal Executive Officer)

/s/ William D. Ingram William D. Ingram	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Daniel E. Manning Daniel E. Manning	Chief Accounting Officer (Principal Accounting Officer)

/s/ Marion R. Foote Marion R. Foote	Director

/s/ Edward A. Gilhuly Edward A. Gilhuly	Director

/s/ Benjamin J. Goux Benjamin J. Goux	Director

/s/ Tami L. Reller Tami L. Reller	Director

/s/ Justin L. Sadrian Justin L. Sadrian	Director

/s/ Rajeev Singh Rajeev Singh	Director

/s/ Chelsea R. Stoner Chelsea R. Stoner	Director

/s/ Gary L. Waterman Gary L. Waterman	Director

/s/ Kathleen M. Zwickert Kathleen M. Zwickert	Director

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